                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                   FORM 8-K/A

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) DECEMBER 31, 2003


                        WIRELESS AGE COMMUNICATIONS, INC.
                        ---------------------------------
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


NEVADA                               001-31338              98-0336674
------                               ---------              ----------
STATE OR OTHER JURISDICTION OF       (COMMISSION            (IRS EMPLOYER
INCORPORATION OR ORGANIZATION        FILE NO.)              IDENTIFICATION NO.)



13980 JANE STREET, KING CITY, ONTARIO, CANADA                            L7B 1A3
--------------------------------------------------------------------------------
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                              (ZIP CODE)


                                 (905) 833-0808
                                 --------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)


              (FORMER NAME, FORMER ADDRESS AND FORMER FISCAL YEAR,
                          IF CHANGED SINCE LAST REPORT)

Item 2.  Acquisition or Disposition of Assets

This Item 2 is the first amendment to Form 8-K filed on January 15, 2004.

On December 17, 2003, Wireless Age entered into an agreement to purchase, subject to certain conditions, $1,700,000 in outstanding principal amount of the 8% Convertible Subordinated Promissory Notes of the Company (the "Notes") for $1,870,000 (the "Purchase Price"). The acquisition of the Notes was consummated on December 31, 2003. The Notes are currently convertible into 904,255 shares of Common Stock. Wireless Age borrowed $1,770,000 of the Purchase Price from Stacey Minichiello, a private investor and an additional $160,000 from Ms. Minichiello (the "Loan"). Such Loan is due and payable 6 months from December 31, 2003, bears interest at a rate of 8% per annum and has a first priority security interest in the Notes. The remaining $100,000 of the Purchase Price was funded from working capital.

During January 2004, Wireless Age negotiated agreements with Mr. Russell Scott Henderson, Mr. Moishe Schwimmer, Mr. Stuart McGregor, Mr. Stephen Dulmage, Mr. Brian Usher-Jones and 1500450 Ontario Ltd. with respect to the acquisition of an aggregate of an additional $550,000 in Notes. Wireless Age purchased the Notes in private transactions with such parties in exchange for the issuance of an aggregate of 412,500 shares of Wireless Age common stock in a closing dated as of February 5, 2004.

All of the Notes mature on December 31, 2004. The aggregate of all Notes acquired by Wireless Age are currently convertible into approximately 1,196,808 common shares of Relm Wireless Corporation. The following exhibits contain historical audited financial statements as follows:

        Exhibit 7.1 Audited financial statements of RELM Wireless Corporation for the years ended December 31, 2002 and 2001.

        Exhibit 7.2 Proforma financial information


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a)  Financial Statements of Businesses Acquired.

             The financial statements for the Acquired Businesses required by
             Item 7(a) are filed as exhibits to this Form 8-K/A.

        (b)  Pro Forma Financial Information.

             Pro forma financial information required pursuant to Article 11 of Regulation S-X with respect to the Acquired Businesses is filed as an exhibit to this Form 8-K/A.


                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: March 15, 2004


                                   WIRELESS AGE COMMUNICATIONS, INC.



                                   By    /s/ Gary Hokkanen
                                      -----------------------------------
                                             Gary N. Hokkanen
                                             Chief Financial Officer

                                      INDEX


Exhibit No.    Description

Exhibit 7.1 Audited financial statements of RELM Wireless Corporation for the years ended December 31, 2002 and 2001.

Exhibit 7.2    Proforma financial information

                                                                     EXHIBIT 7.1

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of RELM Wireless Corporation

We have audited the accompanying consolidated balance sheet of RELM Wireless Corporation as of December 31, 2002, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RELM Wireless Corporation at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered a substantial net loss from operations and was in default of its loan agreement. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                                  /s/ BDO Seidman LLP


Miami, Florida
March 28, 2003

Report of Independent Certified Public Accountants

Board of Directors and Stockholders
RELM Wireless Corporation

We have audited the accompanying consolidated balance sheet of RELM Wireless Corporation as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of RELM Wireless Corporation at December 31, 2001, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States




                                               /s/ Ernst & Young LLP

Jacksonville, Florida
March 1, 2002,
except for Note 19, as to which date is
March 22, 2002

                            RELM Wireless Corporation

                           Consolidated Balance Sheets

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                   DECEMBER 31
                                                                 2002      2001
                                                               -----------------
ASSETS
Current assets:
  Cash and cash equivalents                                    $ 1,631   $   335
  Trade accounts receivable (net of allowance for doubtful
  accounts of $69 in 2002 and $1,540 in 2001)                      765     3,597
  Inventories, net                                               7,862     8,961
  Notes receivable                                                  21        60
  Prepaid expenses and other current                               289       452
                                                               -----------------
Total current assets                                            10,568    13,405

Property, plant and equipment, net                               1,792     2,156
Notes receivable, less current portion                              41       911
Debt issuance costs, net                                           341       512
Other assets                                                       114       639
                                                               -----------------
Total assets                                                   $12,856   $17,623
                                                               =================





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            RELM Wireless Corporation

                           Consolidated Balance Sheets

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                   DECEMBER 31
                                                                 2002       2001
                                                               -----------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Current maturities of long-term debt                      $  1,970         100
  Accounts payable                                             2,127       3,171
  Accrued compensation and related taxes                         466         532
  Accrued warranty expense                                       103          79
  Accrued other expenses and other current
    liabilities                                                  168         261
                                                            --------------------
Total current liabilities                                      4,834       4,143

Long-term debt                                                 3,150       6,998

Stockholders' equity:
  Preferred stock; $1.00 par value; 1,000,000 authorized shares none issued or outstanding.
  Common stock; $.60 par value; 20,000,000 authorized shares:
  8,540,088 and 5,346,174 issued and outstanding
    shares at December 31, 2002 and 2001, respectively         5,123       3,207
  Additional paid-in capital                                  21,557      21,452
  Deficit                                                    (21,808)    (18,177)
                                                            --------------------
Total stockholders' equity                                     4,872       6,482
                                                            --------------------
Total liabilities and stockholders' equity                  $ 12,856    $ 17,623
                                                            ====================






SEE NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS.

                            RELM Wireless Corporation

                      Consolidated Statements of Operations

                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                      YEAR ENDED DECEMBER 31
                                                                  2002        2001        2000
                                                               --------------------------------
Sales                                                          $ 15,978    $ 22,809    $ 21,054
Expenses
  Cost of products                                               11,760      16,190      15,674
  Selling, general &
    administrative                                                6,476       5,926       6,930
  Loss on notes receivable                                        1,075          --          --
                                                               --------------------------------
                                                                 19,311      22,116      22,604
                                                               --------------------------------
Operating income (loss)                                          (3,333)        693      (1,550)
Other income (expense):
  Interest expense                                                 (456)       (579)       (933)
  Gain on sale of facility and equipment                             --          --         984
  Other income                                                      158           8         337
                                                               --------------------------------
Total other income (expense)                                       (298)       (571)        388
Income (loss) from continuing operations before
  discontinued operations                                        (3,631)         122     (1,162)
Discontinued operations:
  Loss from discontinued operations net of taxes                     --          --        (266)
                                                               --------------------------------
Net income (loss)                                              $ (3,631)   $    122    $ (1,428)
                                                               ================================
Income (loss) per share-basic and diluted:
  Continuing operations                                        $  (0.47)   $   0.02    $  (0.22)
  Discontinued operations                                            --          --       (0.05)
                                                               --------------------------------
Net income (loss)                                              $  (0.47)   $   0.02    $  (0.27)
                                                               ================================



SEE NOTES TO  CONSOLIDATED FINANCIAL STATEMENTS.

                            RELM Wireless Corporation

           Consolidated Statements of Changes in Stockholders' Equity

                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                  ADDITIONAL
                                      COMMON STOCK                  PAID-IN     ACCUMULATED
                                         SHARES        AMOUNT       CAPITAL       DEFICIT        TOTAL
                                      -----------------------------------------------------------------
Balance at December 31, 1999          5,090,405    $    3,053    $   20,195    $  (16,871)   $    6,377
  Common stock issued for services
   rendered                             200,000           120           531            --           651
  Common stock warrants issued               --            --           635            --           635
  Common stock issued for conversion
   of debt                               30,769            19            81            --           100
  Common stock issued for services
   rendered                              25,000            15            10            --            25
  Net loss                                   --            --            --        (1,428)       (1,428)
                                      -----------------------------------------------------------------
Balance at December 31, 2000          5,346,174         3,207        21,452       (18,299)        6,360

  Net income                                 --            --            --           122           122
                                      -----------------------------------------------------------------
Balance at December 31, 2001          5,346,174         3,207        21,452       (18,177)        6,482

  Public rights offering              3,191,250         1,915           106            --         2,021
  Other                                   2,664             1            (1)           --            --

Net loss                                     --            --            --        (3,631)       (3,631)
                                      -----------------------------------------------------------------
BALANCE AT DECEMBER 31, 2002          8,540,088    $    5,123    $   21,557    $  (21,808)   $    4,872
                                      =================================================================





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                            RELM Wireless Corporation

                      Consolidated Statements of Cash Flows

                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31
                                                                  2002        2001       2000
                                                              --------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                             $ (3,631)    $   122    $(1,428)
Adjustments to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
  Loss on notes receivable                                       1,075         --         --
  Allowance for doubtful accounts                               (1,471)       (15)      (117)
  Inventories reserve                                              283        341         44
  Write down of investment banking agreement                       120         (8)        (4)
  Write down of technology agreement                               211         --         --
  Depreciation and amortization                                    787      1,056      1,429
                                                                                       1,056
  Gain on disposal of property and equipment, and other assets      --         --       (984)
  Change in operating assets and liabilities:
    Accounts receivable                                          4,303        130     (1,629)
    Inventories                                                    816       (362)     3,344
    Accounts payable                                            (1,043)      (431)      (818)
    Other current assets                                           209       (146)       (25)
    Other current liabilities                                     (125)      (395)      (243)
                                                              --------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                  1,534        292       (431)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment                               (157)       (87)      (251)
Payment for technology agreement                                  (125)        --         --
Collections on notes receivable                                      9         13        710
Proceeds from disposals of facility and equipment                    2          2      5,944
Cash paid for Uniden product line                                   --         --     (2,016)
                                                              --------------------------------
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                   (271)       (72)     4,387

CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of debt and capital lease obligations                    (10)      (748)    (5,494)
Proceeds from debt                                                  --         --      3,250
Net increase (decrease) in revolving credit lines               (1,978)       655     (1,229)
Private Placement Costs                                             --         --       (276)
Rights offering                                                  2,021         --         --
                                                              --------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                     33        (93)    (3,749)
                                                              --------------------------------
Increase in cash                                                 1,296        127        207
Cash and cash equivalents, beginning of year                       335        208          1
                                                              --------------------------------
Cash and cash equivalents, end of year                         $ 1,631    $   335    $   208
                                                              ================================
SUPPLEMENTAL DISCLOSURE
Interest paid                                                  $   476    $   579    $   933
                                                              ================================
Common stock issued for services rendered                      $    --    $    --    $   676
                                                              ================================





SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company's primary business is the designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios and base station components and subsystems, which are sold to the government and business and industrial markets. The Company has only one reportable business segment.

PRINCIPLES OF CONSOLIDATION

The accounts of the Company and its subsidiary have been included in the accompanying consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES

Inventories are stated at the lower of cost (determined by the average cost method) or market. Shipping and handling costs are classified as a component of cost of products in the consolidated statements of operations.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost. Expenditures for maintenance, repairs and minor renewals are expensed as incurred. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the resulting gain or loss is reflected in operations for the period.

Depreciation is generally computed on the straight-line method using lives of 3 to 10 years on machinery and equipment and 5 to 30 years on buildings and building improvements.

IMPAIRMENT OF LONG-LIVED ASSETS

Management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets which considers the discounted future net cash flows. During 2002, the Company recorded the following asset impairments.

On May 12, 2000, the Company engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, the Company granted warrants to JMS, valued at $226 to purchase 166,153 shares of the Company's common stock at an aggregate purchase price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 and 2001 was $120 and $76 respectively. In the fourth quarter the Company was notified that JMS had closed its New York office, and the firm no longer employs the principals who handled the Company's account. Therefore, the Company does not anticipate receiving further services under this agreement. Accordingly, the Company elected to write-off the remaining value of the warrants totaling approximately $120 during the fourth quarter of 2002.

In March 1998, the Company entered into an agreement with Racal Communications, Inc. (presently known as "Thales") which, among other things, licensed the Company to use Thales' digital APCO project 25-compliant technology under specified terms and conditions. The cost of the technology license was $300 and was being amortized over a period of eight years. The Company has since developed its own APCO project 25-compliant digital technology, which was completed in the fourth quarter 2002. Consequently, the Company does not anticipate utilizing the technology provided for by its agreement with Racal. Accordingly, the Company elected to write-off the remaining value of the technology agreement totaling $211 during the fourth quarter of 2002.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company records an allowance for doubtful accounts based on specifically identified amounts that the Company believes to be uncollectible. The Company also records additional allowance based on certain percentages of the Company's aged receivables, which are determined based on historical experience and the Company's assessment of the general financial conditions affecting the Company's customer base. If the Company's actual collections experience changes, revisions to the Company's allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. In addition, with respect to notes receivable, the Company stops accruing interest when collection of a note becomes doubtful. Based on the information available, management believes the allowance for doubtful accounts as of December 31, 2002 is adequate.

REVENUE RECOGNITION

Sales revenue is recognized as goods are shipped, except for sales to the U.S. Government, which are recognized when the goods are received.

INCOME TAXES

Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

CONCENTRATION OF CREDIT RISK

The Company is in the business of designing, manufacturing, and marketing of wireless communications equipment consisting primarily of land mobile radios, base station components and subsystems. The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. At December 31, 2002 and 2001, accounts receivable from governmental customers were approximately $125 and $2,800, respectively. Receivables generally are due within 30 days. Credit losses relating to customers in the land mobile radios, base station components and subsystems industry consistently have been within management's expectations and are comparable to losses for the portfolio as a whole.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's management believes that carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable and other accrued liabilities approximates fair value because of the short-term nature of these financial instruments. The fair value of short-term and long-term debt approximates market, as the interest rates on these financial instruments approximate current rates available to the Company.

ADVERTISING COSTS

The cost for advertising is expensed as incurred. The total advertising expense for 2002, 2001, and 2000 was $202, $188, and $161, respectively.

ENGINEERING, RESEARCH AND DEVELOPMENT COSTS

Included in selling, general and administrative expenses for 2002, 2001, and 2000 are research and development costs of $1,865, $1,359, and $1,175, respectively.

STOCK BASED COMPENSATION

The Company applies APB No. 25 in accounting for its plans and, accordingly, no compensation cost was recognized to the extent that the exercise price of the stock options equaled the fair value. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's net loss and loss per share would be the pro-forma amounts indicated below:

                                                      YEAR ENDED DECEMBER 31
                                                  2002        2001         2000
                                             -----------------------------------
Net income (loss) as reported                $  (3,631)   $    122    $  (1,428)
--------------------------------------------------------------------------------
Add: Stock-based employee compensation              --          --           --
expense included in reported net income,
net of related tax effects
--------------------------------------------------------------------------------
Deduct: Total stock-based employee                (676)       (620)        (483)
compensation expense determined under fair
value based method for all awards, net of
related tax effects
--------------------------------------------------------------------------------
Pro-forma net loss                           $  (4,307)   $   (498)   $  (1,911)

EARNINGS PER SHARE:
--------------------------------------------------------------------------------
Basic--as reported                           $   (0.47)   $   0.02    $   (0.27)
                                             ===================================
Basic--pro forma                                 (0.55)      (0.09)       (0.36)
                                             ===================================
Diluted--as reported                             (0.47)       0.02        (0.27)
                                             ===================================
Diluted--pro forma                           $   (0.55)   $  (0.09)   $   (0.36)
                                             ===================================
--------------------------------------------------------------------------------


EARNINGS (LOSS) PER SHARE

Earnings (loss) per share amounts are computed and presented for all periods in accordance with SFAS No. 128, Earnings per Share.

COMPREHENSIVE INCOME (LOSS)

Pursuant to SFAS No. 130, Reporting Comprehensive Income, the Company is required to report comprehensive income (loss) and its components in its financial statements. The Company does not have any significant components of other comprehensive income (loss) to be reported under SFAS No. 130. Total comprehensive income (loss) is equal to net income (loss) reported in the financial statements.

PRODUCT WARRANTY

The Company offers two-year warranties to its customers depending on the specific product and terms of the customer purchase agreement. The Company's typical warranties require it to repair and replace defective products during the warranty period at no cost to the customer. At the time the product revenue is recognized, the Company records a liability for estimated costs under its warranties. The costs are estimated based on historical experience. The Company periodically assesses the adequacy of its recorded liability for product warranties and adjusts the amount as necessary.

RECENT ACCOUNTING PRONOUNCEMENTS

Statement 145 amends Statement of Financial Accounting Standards No. 13 to require that certain lease modifications that have economic effects similar to sale-leaseback transactions be accounted for in the same manner as sale-leaseback transactions. This amendment is consistent with the FASB's goal of requiring similar accounting treatment for transactions that have similar economic effects. Statement 145 also makes technical corrections to existing pronouncements. While those corrections are not substantive in nature, in some instances, they may change accounting practice. The Company has adopted the provisions of Statement 145 for fiscal 2002, which did not result in a material impact to the its financial position.

In July 2002, the FASB issued Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("Statement 146"). Statement 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("Issue 94-3"). The principal difference between Statement 146 and Issue 94-3 relates to Statement 146's requirements for recognition of a liability for a cost associated with an exit or disposal activity. Statement 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost as generally defined in Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. A fundamental conclusion reached by the FASB in this Statement is that an entity's commitment to a plan, by itself, does not create an obligation that meets the definition of a liability. Therefore, this Statement eliminates the definition and requirements for recognition of exit costs in Issue 94-3. This Statement also establishes that fair value is the objective for initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company is assessing whether the adoption of Statement 146 will have a material impact on its consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation, Transition and Disclosure, an amendment of FASB Statement No. 123." SFAS No. 148 provides alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. Finally, this Statement amends APB Opinion No. 28, "Interim Financial Reporting," to require disclosure about those effects in the interim financial information. The amendments to SFAS No. 123 that provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation are effective for financial statements for fiscal years ending after December 15, 2002. The amendment to SFAS No. 123 relating to disclosure and the amendment to Opinion 28 is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. Early application is encouraged. Management currently believes that the adoption of SFAS No. 148 will not have a material impact on the financial statements. Management does not intend to adopt fair value accounting under SFAS 123.


In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57, and 107 and a rescission of FASB Interpretation No. 34. This Interpretation elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. The Interpretation also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions of the Interpretation are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company's consolidated financial statements.

In January 2003, the FASB issued FASB Interpretation No. 46 (" FIN 46"), "Consolidation of Variable Interest Entities." FIN 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 applies immediately to variable interest entities ("VIE's") created after January 31, 2003, and to VIE's in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to VIE's in which an enterprise holds a variable interest that it acquired before February 1, 2003. FIN 46 applies to public enterprises as of the beginning of the applicable interim or annual period.

The adoption of FIN 46 is not expected to have a material impact on the Company's consolidated financial position, liquidity, or results of operations.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  GOING CONCERN UNCERTAINTIES AND MANAGEMENT'S PLANS OF RESOLUTION

The Company's consolidated financial statements are presented on the going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying consolidated financial statements, the Company incurred a net loss of approximately $3.6 million during the year ended December 31, 2002. Also, as discussed in Note 8, the Company was in default of its line of credit agreement. Accordingly, under the terms of the agreement, the lender may demand immediate payment of all amounts owed. The lender has not made such a demand. Should the lender demand immediate payment, the Company does not have sufficient resources to satisfy this obligation and continue with its normal ongoing business activities. The lender has verbally agreed to enter into a forbearance agreement with the Company. The Company believes that this agreement will have a term of 90 days and will increase the interest rate charged by 2%. Also, the lender will charge a one-time fee of $20 for the forbearance agreement. The agreement may be reviewed for renewal at the end of its term. As a result of these circumstances, the line of credit has been classified as a current liability in the accompanying consolidated balance sheet at December 31, 2002.

The default could have a material adverse impact on the Company's ability to meet working capital requirements. The Company is seeking a replacement line of credit to adequately fund its working capital demands. The ability of the Company to continue as a going concern is predicated upon certain factors, including its ability to find alternate lenders and refinance its revolving line of credit, and to successfully implement its business plans. While pursuing alternative financing, Company must continue to operate on cash flow generated from operations and its existing line of credit. The continued support and forbearance of its present lender will be required, although this is not assured. The Company plans to improve its working capital position by reducing operating costs and selling inventory, and marketing new products.

The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

3.  INVENTORIES

Inventory, which is presented net of allowance for obsolete and slow moving inventory, consisted of the following:


                                                                 DECEMBER 31
                                                              2002          2001
                                                           ---------------------
       Finished goods                                       $4,948        $5,724
       Work in process                                         507           799
       Raw materials                                         2,407         2,438
                                                           ---------------------
                                                            $7,862        $8,961
                                                           =====================


The allowance for obsolete and slow moving inventory is as follows:



                                                          YEAR ENDED DECEMBER 31
                                                          2002     2001     2000
                                                        ------------------------
       Balance, beginning of year                        2,319   $1,978   $1,934
       Charged to cost of sales                            283      341       44
                                                        ------------------------
                                                        $2,602   $2,319   $1,978
                                                        ========================


On March 13, 2000, the Company acquired the private radio communications product lines from Uniden Corporation for approximately $1.8 million. Under the terms of the transaction, RELM acquired all of Uniden's current land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. At December 31, 2002, a portion ($900) of inventory that pertains to the Uniden product line is in excess of optimal levels based on the recent sales volumes. Certain new product development has been completed and marketing programs have been implemented that will reduce this inventory over the near term. Management believes no loss will be incurred on the disposition of this inventory. No estimate can be made of a range of amounts of loss that are reasonably possible should that program not be successful.

4.  ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts is composed of the following:

                                                          YEAR ENDED DECEMBER 31
                                                          2002     2001     2000
                                                        ------------------------
       Balance, beginning of year                       $1,540   $1,555   $1,672
       Provision for doubtful accounts                     (26)      --       58
       Uncollectible accounts written off               (1,445)     (15)    (175)
                                                        ------------------------
                                                        $   69   $1,540   $1,555
                                                        ========================

5.  DEBT ISSUANCE COSTS

On March 16, 2000, the Company completed the private placement of $3,250 of convertible subordinated notes. The debt issuance costs included grants to Simmonds Capital Limited of 50,000 shares of the Company's stock valued at $163 and warrants to purchase 300,000 shares of the Company's common stock valued at $409. The warrants have a five-year term and an exercise price of $3.25 per share. The debt issuance costs, which totaled $817, are being amortized on a straight-line basis over the life of the notes (5 years). Accumulated amortization at December 31, 2002 and 2001 was $476 and $306, respectively.

On May 12, 2000, the Company engaged Janney Montgomery Scott (JMS) to provide certain investment banking services. In connection with the engagement, the Company granted warrants to JMS, valued at $226, to purchase 166,153 shares of its common stock at an aggregate purchase price of one hundred dollars. The warrants had a five-year term and an exercise price of $3.25 per share. The value of the warrants was being amortized on a straight-line basis over the estimated life of the contract. Accumulated amortization at December 31, 2002 and 2001 was $120 and $76 respectively. In the fourth quarter the Company was notified that JMS had closed its New York office, and the firm no longer employs the principals who handled the Company's account. Therefore, the Company does not anticipate receiving further services under this agreement. Accordingly, the Company elected to write-off the remaining value of the warrants totaling approximately $120 during the fourth quarter of 2002.

6.  PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment as of December 31, 2002 and 2001 includes the following:

                                                               2002         2001
                                                            --------------------
Leasehold improvements                                      $    98      $    98
Machinery and equipment                                       8,702        7,498
Less accumulated depreciation                                (7,008)      (5,440)
                                                            --------------------
Net property, plant and equipment                           $ 1,792      $ 2,156
                                                            ====================


Depreciation expense for 2002, 2001, and 2000 was $519, $761, and $1,221, respectively. During 2002 the Company exercised bargain purchase options pursuant to certain capital lease agreements. The net book value of the equipment to which these leases pertained was zero as of December 31, 2002. Accordingly the original cost of the equipment ($2,202) and its accumulated depreciation ($2,202) were reclassified from equipment under capital leases to Property, Plant and Equipment.

On March 24, 2000, the Company completed the sale of its 144 thousand square foot facility located in West Melbourne, Florida for $5,600. The transaction resulted in a net gain of $1,165 and provided approximately $1,600 in cash after related expenses and after payoff of the note and satisfaction of the mortgage on the property. Upon the sale of the building, the Company leased approximately 54 thousand square feet of comparable space at a nearby location.

On March 23, 2000, the Company entered into a contract manufacturing agreement for the manufacture of certain land mobile radio assemblies. As a result of this agreement, on

October 20, 2000, the Company sold certain manufacturing equipment and satisfied its obligations under an associated capital lease. This transaction resulted in a loss of $330. The company also realized reductions in monthly depreciation expense and monthly lease payments of approximately $15 and $30, respectively.

7.  NOTES RECEIVABLE

In April 2002, we became aware that, the purchaser of the Company's former paper-manufacturing subsidiary, had ceased operations. The purchaser owed the Company $900 plus accrued interest under the terms of two secured promissory notes and had defaulted on its obligations to make principal and interest payments. With guidance from counsel, management evaluated alternatives and took all prudent actions to maximize the possibility of recovery. However, after a comprehensive assessment, we believed that the value of purchaser's assets and the assets of the guarantor were insufficient to provide any recovery of the amounts due under the notes. Accordingly, the Company wrote-off the amount owed in the first quarter 2002.

During 2002, the purchaser of the Company's former specialty manufacturing subsidiary, ceased making payments in accordance with a note receivable. The original amount of the note was approximately $355. As of December 31, 2002 the amount due under the note is approximately $175 plus accrued interest. This note resulted from a 1997 agreement for the sale of the assets of our former specialty-manufacturing subsidiary. Since its inception, the terms of the obligation have been restructured several times to accommodate the purchaser. The last payment was received in March 2002. Attempts during the second and third quarters 2002 to contact the purchaser and collect the past-due installment payments have been unsuccessful. In February 2003, the Company started legal proceedings to recover the remaining amount due under the note plus accrued interest. With guidance from counsel, management believes that the Company will prevail in these proceedings. However, we have been unable to ascertain the financial position of the purchaser or their ability to pay the debt. Accordingly, we established a collection allowance in the fourth quarter 2002 for the entire principal amount of the note.

8.  DEBT

Long term debt consists of the following:

                                                                  DECEMBER 31
                                                               2002         2001
                                                            --------------------
Line of credit                                              $ 1,970      $ 3,948
Convertible subordinated note, matures 2004,
 interest only payment at 8% per annum through
 December 31, 2004, at which time principal is due.           3,150        3,150
                                                            --------------------
Total debt                                                    5,120        7,098
Less current portion                                         (1,970)        (100)
                                                            --------------------
Long-term debt                                              $ 3,150      $ 6,998
                                                            ====================



Maturities of long-term debt for years succeeding December 31, 2002 are as follows:

                  2003                                $ 1,970
                  2004                                  3,150
                                                      -------
                                                      $ 5,120
                                                      =======

The Company's amended revolving credit agreement provided for a maximum line of credit of $7,000 reduced by outstanding letters of credit and other factors. Outstanding letters of credit were $21 and $127 at December 31, 2002 and December 31, 2001, respectively. Included in the $7,000 line is a $500 term loan with monthly principal payments of $8, which commenced on April 1, 1999. The term loan has a balance of $100 at December 31, 2002. Interest on the unpaid principal balance accrues at the prime rate plus 1.25% (4.25% and 5.00 % at December 31, 2002 and 2001, respectively). There is an annual fee of .25% on the line. The line of credit is collaterized by substantially all of the Company's non-real estate assets. At December 31, 2002 and 2001, the Company had approximately $223 and $1,341 of availability on the revolving credit facility, respectively. The credit agreement requires, among other things, compliance with financial covenants and capital expenditure limitations. As of December 31, 2002 the Company was in violation of certain financial covenants in the line of credit agreement. Based upon discussions with the lender, the Company anticipates entering into a forbearance agreement. Although no definitive agreement has yet been executed, the Company believes that this agreement will have a term of 90 days and will increase the current interest rate by 2%. Also, the lender will likely charge a one-time fee of $20 for the forbearance agreement. The agreement will be reviewed for renewal at the end of its term. The Company is currently in discussions with other lenders to replace this revolving facility. Accordingly, the Company has reclassified the line of credit, totaling $1,970 as of December 31, 2002, as a current liability. As of December 31, 2002 and 2001, the Company had convertible subordinated notes totaling $3,150. The notes owe interest only at 8% per annum, payable quarterly, and are due on December 31, 2004. The notes are convertible at $1.95 per share.

9.  LEASES

The Company leases its facility in West Melbourne, Florida under a long-term operating lease, which expires on June 30, 2005. In May 2002, the Company leased a 3.8 thousand square feet of office space in Lawrence, Kansas, to accommodate the expansion of its digital engineering team. This lease expires on April 30, 2004. At December 31, 2002, the future minimum lease payments for operating leases are as follows: $410 in 2003 through 2004, and $189 in 2005.

Total rental expense for 2002, 2001, and 2000 were $398, $375, and $274, respectively.

As of December 31, 2002 and 2001, property, plant, and equipment includes equipment purchased under a capital lease as follows:

                                                            2002            2001
                                                        ------------------------
         Cost                                           $  2,202        $  2,202
         Accumulated depreciation                         (2,202)         (2,195)
                                                        $     --        $      7
                                                        ========================

10. INCOME TAXES

A reconciliation of the statutory United States income tax rate to the effective income tax rate follows:

                                               2002          2001          2000
                                             -----------------------------------
Statutory U.S. income tax rate               (34.00)%       34.00%       (34.00)%
States taxes, net of federal benefit          (3.63)%        4.35%        (3.63)%
Permanent differences                          0.21%         6.77%         0.93%
Change in valuation allowance                 62.19%       (15.09)%       35.78%
Other                                        (24.77)%      (30.03)%        0.92%
                                             -----------------------------------
Effective income tax rate                      0.00%         0.00%         0.00%
                                             ===================================



Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The components of the deferred income tax assets (liabilities) are as follows:

                                                                  DECEMBER 31
                                                              2002          2001
                                                          ----------------------
Deferred tax assets:
  Net operating loss carryforwards                        $ 13,174      $ 10,816
  Tax credits                                                  129           129
  Section 263A costs                                           195           277

  Asset reserves:
    Bad debts                                                   96           580
    Inventory reserve                                          979           924
  Accrued expenses:
    Compensation                                               103           219
    Other                                                       24            80
                                                          ----------------------
Total deferred tax assets                                   14,700        13,025

Deferred tax liabilities:
  Depreciation                                                (286)         (606)
  Expense reserve                                               --           (72)
  Unrealized capital gain                                       --          (128)
                                                          ----------------------
Total deferred tax liabilities                                (286)         (806)
                                                          ----------------------

                                                                  DECEMBER 31
                                                              2002          2001
                                                          ----------------------
Subtotal                                                    14,414        12,219
Valuation allowance                                        (14,414)      (12,219)
                                                          ----------------------
Net deferred tax assets (liabilities)                     $     --      $     --
                                                          ======================

For tax purposes, the Company, at December 31, 2002, has federal and state net operating loss carryforwards of approximately $35,003. These net operating loss carryforwards begin to expire, for federal and state purposes, in 2010. During 2002 and 2001, the Company utilized $0 and $95, respectively, of its net operating loss carryforwards. In accordance with SFAS Statement No. 109, ACCOUNTING FOR INCOME TAXES, valuation allowances are provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Company has evaluated the realizability of the deferred tax assets on its consolidated balance sheet and does not believe it has met the more likely than not criteria; therefore the Company has established a valuation allowance in the amount of $14,414 against its net deferred tax assets at December 31, 2002.

The federal and state net operating loss and tax credit carryforwards could be subject to limitation if, within any three year period prior to the expiration of the applicable carryforward period, there is a greater than 50% change in ownership of the Company.


11.  INCOME (LOSS) PER SHARE

The following table sets the computation of basic and diluted loss per share from continuing operations:

                                                                         YEAR ENDED DECEMBER 31
                                                                 2002             2001            2000
                                                          --------------------------------------------
Numerator:
  Net income (loss) from continuing operations
   (numerator for basic and diluted earnings (loss)
    per share)                                            $    (3,631)     $       122     $    (1,162)
Denominator:
  Denominator for basic earnings per share-weighted
   average shares                                           7,787,230        5,346,174       5,346,174
  Denominator for diluted earnings per share-weighted
   average shares                                           7,787,230        5,383,452       5,346,174
  Basic and diluted income (loss) per share               $     (0.47)     $      0.02     $     (0.22)
                                                          ============================================


A total of 7,295,968 and 2,395,050 shares related to options and warrants and convertible debt are not included in the computation of loss per share for 2002 and 2000, respectively, because to do so would have been anti-dilutive for those periods.

12.  STOCK OPTION AND OTHER STOCK OPTION PLANS

The Company has two plans whereby eligible officers, directors and employees can be granted options for the future purchase of Company common stock at the market price on the grant date. The options, if not exercised within five-year or ten-year periods, expire.

The following table summarizes information about fixed stock options outstanding at December 31, 2002:

                                         SHARES          OPTION         WEIGHTED
                                          UNDER       PRICE PER          AVERAGE
                                         OPTION           SHARE   EXERCISE PRICE
                                      ------------------------------------------
Balance at December 31, 1999            751,666     $1.50-$6.25             3.54
Options granted                         581,000      0.406-2.85             1.78
Options expired or terminated          (373,000)      1.50-6.25             3.89
                                      ------------------------------------------
Balance at December 31, 2000            959,666      0.406-4.06             2.40
Options granted                         527,500       0.99-1.10             1.06
Options expired or terminated           (78,666)      2.56-4.00             2.88
                                      ------------------------------------------
Balance at December 31, 2001          1,408,500      0.406-4.06             1.84
Options granted                          90,000       0.61-1.10             0.94
Options expired or terminated           (80,000)      1.00-4.06             2.36
                                      ------------------------------------------
Balance at December 31, 2002          1,418,500     $0.61-$3.06         $   1.76
                                      ==========================================
Exercisable at December 31, 2002        997,750     $0.61-$3.06         $   1.83
                                      ==========================================


At December 31, 2002, 281,500 unissued options were available under the two plans.

The weighted average contractual life of stock options outstanding as of December 31, 2002, 2001, and 2000 was 7.3, 8 and 8 years, respectively. Generally, employee options have a 10-year life and vest over a 4-year period from grant date. Director options have a five-year life and vest in eleven months from the grant date.

At December 31, 2002, 1,418,500 shares of common stock were reserved for issuance under outstanding options and 281,500 shares of common stock were reserved for the granting of additional options. In addition, 4,244,368 shares of common stock were reserved for issuance under warrants and 1,633,100 shares of common stock were reserved for issuance under convertible debt instruments.

The weighted average fair value of options granted during the years ended December 31, 2002, 2001 and 2000 was $0.62, $0.74 and $1.50 respectively, using the Black-Scholes option-pricing method. The following weighted-average assumptions were utilized:

                                                        YEAR ENDED DECEMBER 31
                                                    2002        2001        2000
                                                    ----------------------------
Black Scholes Pricing Assumptions:
  Expected volatility                               49.6%       96.7%      129.8%
  Risk free interest rate                            3.0%        4.3%        6.1%
  Expected dividends                                None        None        None
  Expected life in years                               4           4           4


13.  EQUITY

On March 13, 2000, the Company acquired the private radio communications product lines from Uniden America Corporation. Under the terms of the transaction, RELM acquired all of Uniden's land mobile radio inventory, certain non-exclusive intellectual property rights, and assumed responsibility for service and technical support. Included in the transaction costs is a finders and advisory fee of 200,000 shares of RELM common stock paid to Simmonds Capital Limited.

On August 21, 2000, in accordance with the terms of the Company's 8% convertible subordinated notes, a holder of two notes elected to convert his notes into 30,769 shares of RELM common stock.

During the fourth quarter 1999, the investment-banking firm Sanders Morris Harris provided financial advisory services to the Company for a fee of $25,000. During the fourth quarter 2000, the Company agreed to pay and SMH agreed to accept 25,000 shares of RELM common stock, valued at the then current market price, as payment for these fees.

On March 22, 2002, the Company closed a public rights offering. The purpose of the offering was to provide working capital, which among other things, will be utilized to speed the development of the Company's new APCO Project 25-compliant digital products and capabilities. The securities offered were "units"priced at $.90 per unit. A unit was comprised of one share of RELM common stock and one warrant to purchase one share of RELM common stock, exercisable at $1.08 per share at any time on or after February 12, 2003 and until February 11, 2006. Units were offered initially to RELM's equity holders in the form of a rights offering. The "right" allowed investors in the offering to purchase units at a 10% discount to the market price of a share of common stock.

Noble was engaged as the standby underwriter for this offering. The units were offered to the public pursuant to a registration statement that was declared effective by the Securities and Exchange Commission (SEC) on February 11, 2002. The offering resulted in the sale of 2,775,000 shares of common stock and warrants to purchase 2,775,000 shares of common stock. The offering generated $1,695 in net proceeds. On May 17, 2002, Noble exercised its option to purchase 416,250 additional units at a purchase price of $0.90 per unit to cover over-allotments. The Company received approximately $326 in net proceeds from the purchase of these additional units.

The Company had no shares of its $1.00 par value preferred stock issued as of December 31, 2002 and 2001.

14.  SIGNIFICANT CUSTOMERS

Sales to the United States government and to foreign markets as a percentage of the Company's total sales were as follows for the year ended December 31:

                                                    2002        2001        2000
                                                    ----------------------------
          U.S. Government                            39%         44%         44%
          Foreign markets                             6%          4%          3%


Sales to the United States Government represented approximately 39%, 44% and 44% of our total sales for the years ended December 31, 2002 and 2001, and 2000, respectively. These sales were primarily to the United States Forest Service
(USFS) and the Communications Electronics Command of the United States Army (CECOM). Sales to the USFS represented approximately 22%, 34%, and 35% of total sales for the years ended December 31, 2002, 2001, and 2000, respectively. For the year ended December 31, 2002 we had no sales to CECOM because our contract expired in 2001. However, sales to CECOM for the years ended December 31, 2001 and 2000 represented approximately 10%, and 9% of total sales, respectively.

In 1998, the Company was awarded portions of the USFS contract. This contract expired in September 2001. Earlier in 2001, bids for a new contract were solicited, and the Company was awarded the contract for portable radios and base stations. The contract was for a period of one year with options for three additional years, and did not specify a minimum purchase. In December 2002, the Company was awarded a new contract with similar terms. It continues to include the portable radios and repeaters that were on the previous contract. Additionally, it includes the Company's GMH mobile radio that was not on the previous contract. The new contract is for one year with two additional option years.

In 1996, the Company was awarded a contract to provide land mobile radios to CECOM. This contract was for a term of five years with no specified minimum purchase requirement. The contract expired in 2001. CECOM solicited bids for a new contract in March 2002, and the Company submitted proposals.

The evaluation of proposals for this solicitation is in process but has been subjected to delays. Consequently, the contract has not yet been awarded. CECOM has indicated in recent communications that the solicitation will be canceled and a contract will not be awarded. We are currently pursuing avenues for providing our products to CECOM under other existing contracts.


15.  PENSION PLANS

The Company sponsors a participant contributory retirement (401K) plan, which is available to all employees. The Company's contribution to the plan is either a percentage of the participants salary (50% of the participants contribution up to a maximum of 6%) or a discretionary amount. Total contributions made by the Company were $78, $69, and $80 for 2002, 2001, and 2000, respectively.

16. DISCONTINUED OPERATIONS

SPECIALTY MANUFACTURING

The Company incurred costs associated with the settlement of certain product liability claims related to its former specialty manufacturing subsidiary, which was sold in June 1997. These costs totaled $0, $0 and $266 in 2002, 2001and 2000, respectively.


17.  COMMITMENTS AND CONTINGENCIES

ROYALTY COMMITMENT

In 2002, the Company has entered into a technology license related to its development of digital products. Under this agreement, the Company is obligated to pay a royalty for each product sold that utilizes the technology covered by this agreement. No royalties were paid in 2002. The agreement has an indefinite term, and can be terminated by either party under certain conditions.

LIABILITY FOR PRODUCT WARRANTIES

Changes in the Company's liability for product warranties during the year ended December 31, 2002 are as follows:

LIABILITY FOR PRODUCT WARRANTIES-CONTINUED

                     Balance at      Warranties        Warranties     Balance at
                      Beginning          Issued           Settled            End
                        of Year                                          of Year
                     -----------------------------------------------------------
2002                       $ 79             103               (79)          $103


LEGAL PROCEEDINGS

In 1993, a civil action was brought against the Company to recover losses sustained on the note of a former affiliate. The plaintiff alleged violations of federal security and other laws by the Company in collateral arrangements with the former affiliate. In February 1994, the liquidator of the former affiliate filed a complaint claiming that intentional and negligent conduct by the Company and others caused the former affiliate to suffer millions of dollars of losses leading to its ultimate failure. In response, the Company filed motions for summary judgment to dismiss these complaints. On September 12, 2002, the Court granted in significant part the motions for summary judgment filed by the Company and one of its directors. As the result, the lone remaining claimant seeks damages against the Company for non-payment of a $1.7 million note plus interest at 12% per annum. The Company's contends that this note was canceled and released for fair consideration in 1993 and that there is no basis in law or fact for the Liquidator's claim. The Company is defending this matter vigorously.

In June 1997, substantially all of the assets of a RELM specialty-manufacturing subsidiary were sold. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Presently, two indemnification claims are pending against the Company.

Insurance coverage exists for these matters. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

On November 19, 2001 a products liability lawsuit was filed in the 353rd Judicial District Court of Travis County, Texas. On August 26, 2002, a products liability lawsuit was filed in the Probate Court of Galveston County, Texas, naming RELM, RELM Communications, Incorporated, and the purchaser of the assets of the Company's former specialty-manufacturing subsidiary. The asset purchase agreement contains indemnification provisions, which could result in liability for both parties. Counsel for the Company's insurer is vigorously defending both claims. Counsel believes the Company has meritorious defenses and the likelihood of an unfavorable outcome in each of these actions is remote.

In addition, the Company is involved in various claims and legal actions arising in the ordinary course of its business. It is the opinion of management that the ultimate disposition of these matters would not have a material effect upon the Company's consolidated financial position or results of operations.


18.  QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data is summarized below:

                                                            QUARTERS ENDED
                                         MARCH 31        JUNE 30  SEPTEMBER 30    DECEMBER 31
                                             2002           2002          2002           2002
                                         ----------------------------------------------------
FISCAL 2002
Sales                                      $4,733         $4,950        $3,979         $2,316
Gross profit                                1,355          1,538         1,157            166
Net income (loss)                          (1,016)             3          (395)        (2,224)
Earnings (loss) per share-basic             (0.18)          0.00         (0.05)         (0.26)
Earning  (loss) per share-diluted           (0.18)          0.00         (0.05)         (0.26)


                                                            QUARTERS ENDED
                                         MARCH 31        JUNE 30  SEPTEMBER 30    DECEMBER 31
                                             2002           2002          2002           2002
                                         ----------------------------------------------------
FISCAL 2001
Sales                                      $4,720         $6,188        $6,223         $5,678
Gross profit                                1,249          1,740         1,930          1,700
Net income (loss)                            (287)           145           213             51
Earnings  (loss) per share-basic            (0.05)          0.03          0.04           0.01
Earnings  (loss) per share-diluted          (0.05)          0.03          0.04           0.01


In the fourth quarter 2002 the Company recorded adjustments that increased its net loss by approximately $984 to reflect, (i) the adjustment of inventories for slower moving items ($283), (ii) the provision for an uncollectible note receivable from the purchaser of the Company's former specialty-manufacturing subsidiary ($175), (iii) the write-off of the remaining book value of a technology agreement ($211), (iv) the write-off of the remaining book value of an investment banking agreement ($120), and (v) severance and other costs pertaining the reorganization of the Company's sales and marketing efforts ($195).

Additionally, sales for the fourth quarter declined by $3.4 million (59.2%) compared to the same period in the prior year. Consequently, the Company was unable to absorb manufacturing overhead or cover other fixed costs ($1,240).

                                                                     EXHIBIT 7.2

                        WIRELESS AGE COMMUNICATIONS INC.
                         PROFORMA FINANCIAL INFORMATION
                        AS AT DECEMBER 31, 2002 AND 2001

                        WIRELESS AGE COMMUNICATIONS INC.
                       PROFORMA CONSOLIDATED BALANCE SHEET
                             AS AT DECEMBER 31, 2002


                                  ASSETS


                                                                                            Pro-Forma
                                                      Consolidated                        Consolidated
                                                      Wireless Age                        Wireless Age
                                                     Communications         Pro-Forma    Communications
                                                          Inc.             Adjustment           Inc.
                                                     --------------------------------------------------
CURRENT
  Receivables                                           $   684,584       $        --       $   684,584
  Inventory                                                 447,686                --           447,686
  Prepaid expenses                                           10,308                --            10,308
                                                     --------------------------------------------------
TOTAL CURRENT ASSETS                                      1,142,578                --         1,142,578

Due from related parties                                     54,161                --            54,161
Investments                                                      --         2,654,905(1)      2,654,905
Capital assets                                              318,464                --           318,464
Other assets                                                491,789                --           491,789
                                                     --------------------------------------------------
TOTAL ASSETS                                            $ 2,006,992       $ 2,654,905       $ 4,661,897
                                                     ==================================================



                       LIABILITIES AND STOCKHOLDER EQUITY


CURRENT LIABILITIES
  Bank indebtedness                                     $   202,990       $   (51,200)      $   151,790
  Accounts payable and accrued liabilities                  587,336                --           587,336
  Income taxes payable                                       38,175                --            38,175
  Customer deposits                                           8,302                --             8,302
  Current portion of long term debt                         285,347                --           285,347
  Current portion of obligations under capital lease         17,036                --            17,036
  Current portion of due to related parties                 177,930                --           177,930
                                                     --------------------------------------------------
TOTAL CURRENT LIABILITIES                                 1,317,116           (51,200)        1,265,916
                                                     --------------------------------------------------

  Long term debt                                            332,848         1,930,000(2)      2,262,848
  Due to related parties                                     84,311                --            84,311
  Non-controlling interest                                   63,368                --            63,368
                                                     --------------------------------------------------
TOTAL LIABILITIES                                         1,797,643         1,878,800         3,676,443
                                                     --------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value                                --                --                --
Common stock, $.0001 par value                               15,304                41(3)         15,345
Additional paid-in capital                                  272,308           784,864(3)      1,057,172
Accumulated deficit                                         (70,229)           (8,800)          (79,029)
Comprehensive income                                         (8,034)               --            (8,034)
                                                     --------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY                                209,349           776,105           985,454
                                                     --------------------------------------------------
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY                $ 2,006,992       $ 2,654,905       $ 4,661,897
                                                     ==================================================


1 See note 3(a),  2 See note 3(b),  3 See note 3(c)

                        WIRELESS AGE COMMUNICATIONS INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2002


                                                                                                   Pro-Forma
                                                             Wireless Age                         Consolidated
                                                            Communications        Proforma       Statement of
                                                                  Inc.           Adjustment        Operations
                                                               -----------------------------------------------
Sales                                                          $ 1,731,948       $        --       $ 1,731,948
Cost of goods sold                                               1,075,398                --         1,075,398
                                                               -----------------------------------------------
Gross profit                                                       656,550                --           656,550

Operating expenses
  Amortization                                                      69,174                --            69,174
  Interest expense                                                  25,596           154,400           179,996
  Selling and administrative expenses                              626,546                --           626,546
                                                               -----------------------------------------------
Loss from operations                                               (64,766)         (154,400)         (219,166)

Other income (expenses)
  Interest income                                                       --           180,000           180,000
  Foreign exchange gain                                              9,621                --             9,621
  Loss on settlement gain                                          (13,432)               --           (13,432)
  Gain on disposition of assets                                     34,460                --            34,460
  Management fees                                                   25,477                --            25,477
  Miscellaneous income                                               5,874                --             5,874
                                                               -----------------------------------------------

    Total expenses                                                  62,000           180,000           242,000
                                                               -----------------------------------------------

Income (loss) before income, non-controlling interest and
 interest in equity accounted investment                            (2,766)           25,600            22,834

Income taxes
  Provision for income taxes                                        20,480                --            20,480
                                                               -----------------------------------------------

Loss before non-controlling interest                               (23,246)           25,600             2,354

  Non-controlling interest                                           2,191                --             2,191
                                                               -----------------------------------------------

Net income (loss)                                              $   (21,055)      $    25,600       $     4,545
                                                               ===============================================

Pro-forma basic net loss per share of common stock:
Weighted average number of common shares outstanding                                                10,703,675
  Loss per share                                                                                   $      0.00

                        WIRELESS AGE COMMUNICATIONS INC.
                      PROFORMA CONSOLIDATED BALANCE SHEET
                           AS AT DECEMBER 31, 2002



                                  ASSETS


                                                                                            Pro-Forma
                                                      Consolidated                        Consolidated
                                                      Wireless Age                        Wireless Age
                                                     Communications         Pro-Forma    Communications
                                                          Inc.             Adjustment          Inc.
                                                     --------------------------------------------------
CURRENT
  Cash                                                 $        --       $    25,600       $    25,600
  Receivables                                                  316                --               316
                                                     --------------------------------------------------
TOTAL CURRENT ASSETS                                           316            25,600            25,916

Investments                                                     --         2,654,905(1)      2,654,905
                                                     --------------------------------------------------

TOTAL ASSETS                                           $       316       $ 2,680,505       $ 2,680,821
                                                     --------------------------------------------------
                                                     --------------------------------------------------

                    LIABILITIES AND STOCKHOLDER EQUITY (DEFICIENCY)


CURRENT LIABILITIES
  Accounts payable and accrued liabilities             $    19,326       $        --       $    19,326
  Current portion of long term debt                             --                --                --
  Current portion of due to related parties                  5,164                --             5,164
                                                     --------------------------------------------------
TOTAL CURRENT LIABILITIES                                   24,490                --            24,490
                                                     --------------------------------------------------

  Long term debt                                                --         1,930,000(2)      1,930,000
                                                     --------------------------------------------------

TOTAL LIABILITIES                                           24,490         1,930,000         1,954,490
                                                     --------------------------------------------------

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred stock, $0.001 par value                               --                --                --
Common stock, $.0001 par value                               5,000                41(3)          5,041
Additional paid-in capital                                  20,000           784,864(3)        804,864
Accumulated deficit                                        (49,174)          (34,400)          (83,574)
                                                     --------------------------------------------------
  TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)                  (24,174)          750,505           726,331
                                                     --------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIENCY)                                     $       316       $ 2,680,505       $ 2,680,821
                                                     --------------------------------------------------
                                                     --------------------------------------------------

1 See note 3(a),   2 See note 3(b), 3 See note 3(c)

                        WIRELESS AGE COMMUNICATIONS INC.
                 PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               FOR THE TWELVE MONTH PERIOD ENDED DECEMBER 31, 2001



                                                                                               Pro-Forma
                                                        Wireless Age                          Consolidated
                                                       Communications          ProForma       Statement of
                                                             Inc.            Adjustment        Operations
                                                       ---------------------------------------------------
Sales                                                     $        --       $        --       $        --

Cost of goods sold                                                 --                --                --
                                                       ---------------------------------------------------
Gross profit                                                       --                --                --

Operating expenses
  Amortization                                                     --                --                --
  Interest expense                                                 --           214,400           214,400
  Selling and administrative expenses                          39,024                --            39,024
                                                       ---------------------------------------------------

Loss from operations                                          (39,024)         (214,400)         (253,424)

Other income (expenses)
  Interest income                                                  --           180,000           180,000
  Mineral property acquisition and explorations costs          (6,700)               --            (6,700)
                                                       ---------------------------------------------------

    Total expenses                                             (6,700)          180,000           173,300
                                                       ---------------------------------------------------

Loss before income taxes                                      (45,724)          (34,400)          (80,124)

Income taxes
  Provision for income taxes                                       --                --                --
                                                       ---------------------------------------------------

Net loss                                                  $   (45,724)      $   (34,400)      $   (80,124)
                                                       ===================================================

Pro-forma basic net loss per share of common stock:
Weighted average number of common shares outstanding                                            5,412,500
Loss per share                                                                                $     (0.01)

                        WIRELESS AGE COMMUNICATIONS INC.
            NOTES TO THE PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001




Note 1    BASIS OF PRESENTATION

          The accompanying consolidated statements of operations give effect to the acquisition of $2,250,000 of RELM Wireless Corporation ("RELM") 8% Convertible Subordinated Promissory Notes (the "RELM Notes") by Wireless Age Communications, Inc. ("Wireless Age") on December 31, 2002 and February 5, 2004.

          The pro forma consolidated financial statements of Wireless Age included herein have been prepared by management of Wireless Age in accordance with the accounting principles generally accepted in the United States of America. They have been prepared from information derived from the December 31, 2002 and 2001 (audited) financial statements of Wireless Age and the December 31, 2002 and 2001 (audited) financial statements of RELM, together with other information available to the corporations. In the opinion of management of Wireless Age, these pro forma consolidated financial statements include all adjustments necessary for fair presentation of the acquisition of the RELM Notes by Wireless Age as described below.

          The pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of Wireless Age and RELM referred to above and included elsewhere in this Form 8-K/A. The pro forma consolidated statements of operations and balance sheets give effect to the acquisition of the RELM Notes as if it had occurred at the start of the fiscal period beginning on January 1, 2001. These pro forma financial statements are not necessarily indicative of the financial position or results of operations, which would have resulted if the combination and related transactions had actually occurred on those dates.

Note 2    BUSINESS ACQUISITION

          On December 17, 2003, Wireless Age entered into an agreement to purchase, subject to certain conditions, $1,700,000 in outstanding principal amount of the 8% Convertible Subordinated Promissory Notes of the Company (the "Notes") for $1,870,000 (the "Purchase Price"). The acquisition of the Notes was consummated on December 31, 2003. The Notes are currently convertible into 904,255 shares of Common Stock. Wireless Age borrowed $1,770,000 of the Purchase Price from Stacey Minichiello, a private investor and an additional $160,000 from Ms. Minichiello (the "Loan"). Such Loan is due and payable 6 months from December 31, 2003, bears interest at a rate of 8% per annum and has a first priority security interest in the Notes. The remaining $100,000 of the Purchase Price was funded from working capital.

          During January 2004, Wireless Age negotiated agreements with Mr. Russell Scott Henderson, Mr. Moishe Schwimmer, Mr. Stuart McGregor, Mr. Stephen Dulmage, Mr. Brian Usher-Jones and 1500450 Ontario Ltd. with respect to the acquisition of an aggregate of an additional $550,000 in Notes. Wireless Age purchased the Notes in private transactions with such parties in exchange for the issuance of an aggregate of 412,500 shares of Wireless Age common stock in a closing dated as of February 5, 2004.

          All of the Notes mature on December 31, 2004. The aggregate of all Notes acquired by Wireless Age are currently convertible into approximately 1,196,808 common shares of Relm Wireless Corporation.

Note 3    PRO FORMA ADJUSTMENTS

          The pro forma consolidated statements of operations and balance sheets include the following pro forma adjustments.

          a)   Valuation of RELM Notes

               The RELM Notes have been valued at cost. The December 31, 2003 acquisition of $1,700,000 of RELM Notes are valued at the cash purchase price of $1,870,000. The February 5, 2004 $550,000 of RELM notes are valued at the purchase price of $784,905 being the fair value to the 412,500 share of Wireless Age common stock issued on purchase date.

          b)   Minichiello Loan

               The proforma financial statement give effect to the $1,930,000 Minichiello Loan as if it had occurred effective January 1, 2001. Interest expense at 8% per annum has been recorded.

          c)   Common shares issued to acquire $550,000 additional RELM Notes

               The issuance of 412,500 shares of Wireless Age common stock to acquire $550,000 in RELM Notes have been reflected as if the shares were issued on January 1, 2001.

Note 4         PRO-FORMA BASIC AND DILUTED EARNINGS (LOSS) PER SHARE

               Pro-forma basic and diluted earnings (loss) per share has been calculated using the historical weighted average number of shares previously reported and amended as if the pro-forma common shares of Wireless Age issued pursuant to the acquisition have been outstanding since the beginning of the periods. Diluted earnings per share includes the potentially dilutive effect of outstanding common stock options and warrants which are convertible to common shares.